Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Croghan Bancshares, Inc. (the “Registration Statement”), of our report dated August 2, 2013, relating to our audits of the consolidated balance sheets of Croghan Bancshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012, included in the Registration Statement and to the reference to us under the caption “Experts” in the prospectus/proxy statement which is part of the Registration Statement.

Toledo, Ohio	CliftonLarsonAllen LLP
August 2, 2013
/s/ CliftonLarsonAllen LLP